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                                            #2691

GRACE NEWS
                                            W. R. Grace & Co.
                                            One Town Center Road
                                            Boca Raton, FL 33486-1010



CONTACT:  Media Relations
          Jane D. McGuinness
          (561) 362-1343

          Investor Relations
          (561) 362-1331


                     GRACE REPORTS FOURTH QUARTER EARNINGS
                           RECORD QUARTER FOR CRYOVAC
        DAVISON QUARTERLY EARNINGS UP 13 PERCENT DESPITE CURRENCY IMPACT
                  RECORD YEAR FOR GRACE CONSTRUCTION PRODUCTS

         BOCA RATON, Florida, February 3, 1998 -- W. R. Grace & Co. (NYSE: GRA) reported fourth quarter income from continuing operations of $26.1 million, or $.35 per share, compared to a loss of $1.44 per share in the prior-year quarter.

         Included in the quarterly results were special items which reduced earnings by $.58 per share. The special items were charges for asset impairment, restructuring, incremental long-term compensation costs associated with increases in the market performance of Grace stock, and other items related to the upcoming transaction with Sealed Air Corporation. Also included in the quarter was a $.06 per share negative impact on earnings due to foreign currency translation.

         "We are pleased with the quarterly results of our two largest businesses, Cryovac and Grace Davison," said Grace Chairman, President and Chief Executive Officer Albert J. Costello. "Both businesses had earnings growth of 13 percent, even after the substantial impact of currency translation."

         Costello continued, "Grace Construction Products had a record year, although the fourth quarter was soft compared to a very strong 1996 fourth quarter." Profits in the quarter were also hurt by a nonrecurring charge of $5.7 million pretax, reflecting an adjustment to carrying values of certain capitalized assets, and by negative Asian currency translation.

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                                      -2-

         Fourth quarter sales (excluding divested businesses) of $852 million were up two percent from the prior-year level of $832 million. Excluding the effect of currency translation, sales were up eight percent compared to the 1996 quarter.

         Grace's fourth quarter operating margin (earnings from continuing operations before interest and taxes expressed as a percent of sales) excluding the special items was 15.2 percent, a full percentage point over 1996.

         Restructuring charges in the fourth quarter of 1997 totaled $15.1 million ($9.2 million after-tax). These charges reflect costs for corporate and international staff reductions resulting from the planned spin-off of Grace's specialty chemicals businesses and the merger of Grace's Cryovac packaging business with Sealed Air. The asset impairment charge of $34.4 million ($24.5 million after-tax) was primarily comprised of the write-off of capitalized software projects no longer needed in Grace's operations, the write-down of certain Cryovac production equipment, and the write-off of certain corporate research facilities. These charges reduced earnings by a total of $.45 per share.

         Also included in the 1997 quarter was a $13 million ($8 million after-tax, or $.11 per share) incremental charge for long-term incentive compensation plans, resulting from the continued above-market performance of Grace stock in the quarter. As indicated in earlier disclosures, payouts under these plans are linked to Grace's stock appreciation relative to the performance of the S&P Industrial 400. Grace's stock price appreciated nine percent in the quarter and 21 percent since the announcement of the Sealed Air transaction in August.

         "Total returns to Grace shareholders over the 1995-1997 period were over 200 percent, placing us in the top eight percent of S&P industrial companies," Costello said.

         Other costs related to the Packaging transaction were $.02 per share.

FULL YEAR RESULTS

      Sales for the full-year 1997 (excluding divested units) increased three percent, or eight percent before currency translation. Full-year income from continuing operations was $249 million, or $3.36 per share. In addition to the fourth quarter special items of $.58 per share, full-year earnings included an after-tax gain of $63 million ($.85 per share) from the second quarter sale of Grace's Specialty Polymers

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                                      -3-

business and an after-tax restructuring charge of $8 million ($.11 per share) associated with the second quarter reorganization of Grace Packaging.

         Currency translation had a $.20 per share negative impact on full-year results.

         Earnings from continuing operations for the full-year 1996 included after-tax charges of $70 million ($.76 per share) for restructuring and $149 million ($1.62 per share) for asbestos and after-tax gains of $210 million ($2.28 per share) on sales of businesses.

         Full-year 1997 net income was $261 million, including $12 million from discontinued operations, primarily relating to the divested Grace Cocoa unit, as well as the gains and charges discussed above. Net income of $2.9 billion in 1996 included operating income and a $2.5 billion gain from the disposition of Grace's former health care unit.

         "At the beginning of 1997, we set three corporate financial objectives: a 14 percent operating margin, capital spending below $300 million, and operating free cash flow of $150 million," said Costello. "We achieved all of these targets."

         Excluding the special items, Grace's full-year operating margin was 14 percent. Capital expenditures for 1997 totaled $259 million, compared to $457 million in 1996. Operating free cash flow (cash flow from continuing operations, excluding the cash impacts of financing, asbestos, environmental, restructuring and other such special charges) was over $200 million.

         Following are highlights of business unit performance, before the effect of restructuring and asset impairment charges:

CRYOVAC PACKAGING

         For the 1997 fourth quarter, Cryovac sales of $486 million were four percent above the prior-year quarter, and operating income of $96 million was 13 percent ahead of the prior year. Growth in both sales and earnings was penalized by approximately five percentage points due to currency translation. For the full year, sales of $1.8 billion were up six percent over 1996 (ten percent before currency), while earnings of $332 million were up 15 percent (19 percent before currency).

         Sales grew at double-digit rates in North America in the quarter, driven by strong performances in all product lines. Growth was especially strong in bags, driven by demand in the fresh red meat market. In Europe, fresh red meat sales were also

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                                      -4-

strong, leading a double-digit volume increase for bags in the quarter. European sales were up six percent before the effect of currency translation. Sales in Latin America also were up six percent, driven by strong double-digit increases in films and laminates. Asia Pacific sales were down ten percent, due to the weakening of currencies in the region; sales were up two percent before the effect of currency translation.

         The full-year operating margin of 18 percent was 1.5 percentage points higher than 1996, due to manufacturing efficiencies and cost containment efforts, particularly in Europe, as a result of a major cost reduction program initiated in 1996. Cryovac's EBITDA margin (earnings before interest, taxes, depreciation and amortization expressed as a percent of sales) for the year was
24.4 percent, up 2.7 percentage points from 1996.

         "Cryovac's performance was excellent in 1997, and programs are in place to continue to improve profitability and cash flow in 1998," said Costello.

GRACE DAVISON

         Grace Davison, a leading global supplier of refinery and petrochemical catalysts and silica products, reported operating income of $31 million, up 23 percent compared to the prior quarter, and 13 percent compared to the year-ago quarter. Profit growth versus the prior-year quarter was 21 percent before the effect of currency translation. Sales of $186 million were up four percent compared to the year-ago quarter, but up ten percent before currency translation.

         Grace Davison's results reflected continued strengthening in fluid cracking catalyst (FCC) volumes, which were up 11 percent, driven by higher refinery utilization rates in North America and Europe. Sales of silicas and adsorbents were up seven percent before currency translation, although the continuing weakness of the Deutsche mark caused sales to be slightly down overall. Silica sales in Asia Pacific were up 21 percent despite difficult economic conditions there. Polyolefin catalyst sales and profits were up 19 percent and 24 percent, respectively, versus the fourth quarter of 1996.

         Davison's overall operating margin of 16.5 percent was 1.2 percentage points above last year's quarter and reached the highest level of any quarter this year. The fourth quarter EBITDA margin was 25.3 percent versus 23.2 percent in 1996. The full-year EBITDA margin was slightly higher than 1996 despite difficult market conditions.

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                                      -5-

         "We are very pleased with the quarter-to-quarter improvement in Davison's profitability," said Costello. "More favorable market conditions and cost reductions implemented in the first half of 1997 have led to improved FCC profitability. The polyolefin catalysts, silicas, and hydroprocessing catalysts businesses continue to perform well."

GRACE CONSTRUCTION PRODUCTS

         Grace Construction Products, a leading global supplier of specialty construction chemicals and specialty building materials, reported sales for the quarter of $118 million, up more than three percent before the impact of currency translation. Including currency, sales were flat compared to the year-ago quarter. Operating income of $8 million included a $5.7 million charge to reduce the carrying value of certain capitalized assets. Before this charge, operating income was $2.2 million lower than the year-ago quarter.

         Sales and profit growth in the quarter was adversely affected by economic factors in Southeast Asia, particularly Korea and Thailand. However, sales of new and value-added specialty products continued to grow strongly in the quarter, including double-digit increases for Grace's anti-corrosion and anti-shrinkage concrete admixture products, as well as for several waterproofing products, fireproofing materials, and cement additives.

         For the full year, sales of $478 million were ten percent above 1996 levels and operating income of $46 million was up 7.3 percent. Even including the $5.7 million non-cash charge, Grace Construction Products' EBITDA margin improved to 12.8 percent from 12.4 percent in 1996.

         "Grace Construction Products contributed another excellent year in sales and profit growth in 1997, following a record year in 1996," said Costello.

DAREX CONTAINER PRODUCTS

         Darex Container Products sales of $62 million in the quarter were down eight percent from the prior year, but down only one percent before the effect of currency translation. Operating income of $1 million was reduced $2 million by the write-down of obsolete inventory and by currency translation. For the full year, sales of $264 million were up two percent before the impact of currency translation.

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                                      -6-

         Customer reception to Darex oxygen-scavenging sealants for bottled beer continues to gain momentum, although sales are still at a modest level.

         "We are not satisfied with Darex profitability. The new management team is reducing expenses and pursuing additional business opportunities to enhance profitability," Costello said.

OTHER HIGHLIGHTS

         In August, Grace announced that it had entered into a definitive agreement with Sealed Air Corporation to combine its Cryovac packaging business with Sealed Air, creating two new publicly-owned companies. The tax-free transaction, which has been valued by the market at over $5 billion for Grace and its shareholders, will create New Sealed Air, a leading protective and specialty packaging company, and Grace, a leading specialty chemicals company. Proxy materials relating to the transaction were filed confidentially with the Securities and Exchange Commission last month and are currently under review.

         The initial public offering of Grace's Circe Biomedical subsidiary has been deferred pending the resolution of certain issues with the U.S. Food and Drug Administration. Circe accounted for expenses of $3.5 million for the 1997 fourth quarter and $12.6 million for the full year ($.03 and $.11 per share, respectively).

         Grace is a leading global supplier of flexible packaging and specialty chemicals with annual sales of approximately $3.3 billion. The company operates in more than 100 countries. For more information on Grace, visit our web site at http://www.grace.com.

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                                     -7-


                     CONSOLIDATED STATEMENT OF OPERATIONS
                          FOR YEAR ENDED DECEMBER 31
                        ($ MILLIONS EXCEPT PER SHARE)

                                                           FOURTH QUARTER           FULL YEAR
                                                        -------------------- ----------------------
                                                          1997       1996       1997        1996
                                                        -------- ----------  ---------- ----------
Sales..................................................  $852.1    $  850.8   $3,312.8    $3,454.1
Other income...........................................    17.1        12.2       53.6        38.9
                                                        -------- ----------  ---------- ----------
 Total.................................................  $869.2    $  863.0   $3,366.4    $3,493.0
                                                        -------- ----------  ---------- ----------
Cost of goods sold and operating expenses .............  $515.6    $  508.1   $2,008.0    $2,071.0
Selling, general and administrative expenses............  160.5       165.0      628.4       713.3
Depreciation and amortization..........................    61.5        50.2      207.0       184.4
Interest expense and related financing costs...........    20.0        16.7       78.6        71.6
Research and development expenses......................    16.7        18.8       83.6        93.9
Provision for restructuring and asset impairment ......    49.4        53.8       61.8       107.5
Provision relating to asbestos-related liabilities and
 insurance coverage....................................      --       229.1         --       229.1
Gain on sales of businesses............................      --          --     (103.1)     (326.4)
                                                        -------- ----------  ---------- ----------
    Total                                                $823.7    $1,041.7   $2,964.3    $3,144.4
Income/(loss) before income taxes......................  $ 45.5    $ (178.7)  $  402.1    $  348.6
Provision for/(benefit from) income taxes..............    19.4       (61.7)     153.5       134.8
                                                        -------- ----------  ---------- ----------
Income/(loss) from continuing operations...............  $ 26.1    $ (117.0)  $  248.6    $  213.8
Income from discontinued operations....................      --        60.2       12.4     2,643.9
                                                        -------- ----------  ---------- ----------
 Net income/(loss).....................................  $ 26.1    $  (56.8)  $  261.0    $2,857.7
                                                        ======== ==========  ========== ==========
Basic Earnings/(Loss) Per Share
------------------------------------------------------
 Continuing operations.................................  $ 0.35    $  (1.44)  $   3.36    $   2.32
 Net income/(loss).....................................  $ 0.35    $  (0.70)  $   3.53    $  31.06
Basic average number of shares (millions)..............    74.3        81.4       74.0        92.0

Diluted Earnings/(Loss) Per Share
------------------------------------------------------
 Continuing operations.................................  $ 0.34    $  (1.44)  $   3.28    $   2.28
 Net income/(loss).....................................  $ 0.34    $  (0.70)  $   3.45    $  30.57
Diluted average number of shares (millions)............    76.1        81.4       75.7        93.5

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                                     -8-

                              W. R. GRACE & CO.
                              OPERATING RESULTS
                          QUARTER ENDED DECEMBER 31
                        ($ MILLIONS EXCEPT PER SHARE)

                                                                        PERCENT
                                                    1997       1996      CHANGE
                                                  -------- ----------  ---------
Sales:
 Cryovac.........................................  $486.5    $ 468.4        3.9 %
 DAREX Container Products........................    61.9       67.2       (7.9)
 Grace Davison...................................   185.6      178.6        3.9
 Construction Products...........................   118.1      117.4        0.6
 Grace Other.....................................      --       19.2 (a) (100.0)
                                                  -------- ----------
    Total sales..................................  $852.1    $ 850.8        0.2
Operating Income:
 Cryovac.........................................  $ 95.6    $  84.9       12.6
 DAREX Container Products........................     1.1        7.0      (84.3)
 Grace Davison...................................    30.7       27.3       12.5
 Construction Products...........................     8.2       16.1      (49.1)
 Grace Other.....................................     2.1        2.7      (22.2)
                                                  -------- ----------
    Total operating income.......................  $137.7    $ 138.0       (0.2)
Other expenses / (income):
 Interest/financing..............................  $ 20.0    $  16.7       19.8
 Corporate.......................................    22.8       17.1       33.3
 Provision for restructuring and asset
 impairment.......................................   49.4       53.8       (8.3)
 Provision for asbestos..........................      --      229.1     (100.0)
                                                  -------- ----------
    Total other expenses.........................  $ 92.2    $ 316.7      (70.9)
Pretax operating earnings/loss)..................  $ 45.5    $(178.7)    (125.4)
Provision for/(benefit) from income taxes .......    19.4      (61.7)    (131.4)
                                                  -------- ----------
Income/(loss) from continuing operations ........  $ 26.1    $(117.0)    (122.3)
Income from discontinued operations..............      --       60.2     (100.0)
                                                  -------- ----------
Net income/(loss)................................  $ 26.1    $ (56.8)    (146.0)%
                                                  ======== ==========

------------
(a) Primarily includes Specialty Polymers.

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                                    - 9 -


                              W. R. GRACE & CO.
                              OPERATING RESULTS
                       TWELVE MONTHS ENDED DECEMBER 31
                        ($ MILLIONS EXCEPT PER SHARE)

                                                                              PERCENT
                                                      1997          1996       CHANGE
                                                  ------------ ------------  ---------
Sales:
 Cryovac.........................................   $1,833.1      $1,735.4        5.6 %
 DAREX Container Products........................      264.1         274.7       (3.9)
 Grace Davison...................................      711.6         732.2       (2.8)
 Construction Products...........................      477.8         435.0        9.8
 Grace Other.....................................       26.2 (a)     276.8 (c)  (90.5)
                                                  ------------ ------------
  Total sales....................................   $3,312.8      $3,454.1       (4.1)
Operating Income:
 Cryovac.........................................   $  332.1      $  288.2       15.2
 DAREX Container Products........................       25.0          31.5      (20.6)
 Grace Davison...................................      104.0         112.9       (7.9)
 Construction Products...........................       45.7          42.6        7.3
 Grace Other.....................................        8.3          25.0      (66.8)
                                                  ------------ ------------
  Total Operating Income.........................   $  515.1      $  500.2        3.0
Other expenses / (income):
 Interest/financing...............................  $   78.6      $   71.6 (d)    9.8
 Corporate.......................................       75.7          69.8        8.5
 Provision for restructuring and asset
 impairment.......................................      61.8         107.5      (42.5)
 Gain on sales of businesses.....................     (103.1)(b)    (326.4)(e)  (68.4)
 Provision for asbestos..........................         --         229.1     (100.0)
                                                  ------------ ------------
  Total other expenses...........................   $  113.0      $  151.6      (25.4)
Pretax operating earnings........................   $  402.1      $  348.6       15.3
Provision for income taxes.......................      153.5         134.8       13.8
                                                  ------------ ------------
Income from continuing operations................   $  248.6      $  213.8       16.3
Income from discontinued operations..............       12.4       2,643.9 (f)  (99.5)
                                                  ------------ ------------
Net income.......................................   $  261.0      $2,857.7      (90.9)%
                                                  ============ ============

------------
(a)    Primarily includes Specialty Polymers.
(b)    Gain on sale of Specialty Polymers.
(c)    Primarily includes Dearborn and Specialty Polymers.
(d) After allocating interest/financing expenses to discontinued operations.
(e)    Includes divestments of Dearborn and Biopesticides.
(f) Includes gains on the NMC separation and the divestments of Agracetus and Amicon.















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                               W.R. GRACE & CO.
                               GEOGRAPHIC DATA
                            (DOLLARS IN MILLIONS)

THREE MONTHS ENDED DECEMBER 31,
------------------------------
                                                           SALES

                ----------------------------------------------------------------------------------------------
                  1997 INCL.     1997 DIVESTED    1997 EXCL.      1996 INCL.    1996 DIVESTED     1996 EXCL.
                DIVESTED UNITS       UNITS      DIVESTED UNITS  DIVESTED UNITS    UNITS (a)     DIVESTED UNITS
                -------------- ---------------  --------------  --------------  --------------- --------------
North America        $459              -             $459            $425            $ 9             $416
Europe ........       230              -              230             249              5              244
Latin America          61              -               61              60              -               60
Asia Pacific  .       102              -              102             117              5              112
                -------------- ---------------  -------------- --------------  --------------- --------------
 Total ........      $852              -             $852            $851            $19             $832
                ============== ===============  ============== ==============  =============== ==============

TWELVE MONTHS ENDED DECEMBER 31,
--------------------------------

                ----------------------------------------------------------------------------------------------
                  1997 INCL.     1997 DIVESTED    1997 EXCL.      1996 INCL.    1996 DIVESTED     1996 EXCL.
                DIVESTED UNITS     UNITS (b)    DIVESTED UNITS  DIVESTED UNITS    UNITS (a)     DIVESTED UNITS
                -------------- ---------------  --------------  --------------  --------------- --------------
North America       $1,734            $12           $1,722          $1,690           $109           $1,581
Europe ........        935              6              929           1,073            100              973
Latin America          229              -              229             240             38              202
Asia Pacific  .        415              7              408             451             28              423
                -------------- ---------------  -------------- --------------  --------------- --------------
 Total ........     $3,313            $25           $3,288          $3,454           $275           $3,179
                ============== ===============  ============== ==============  =============== ==============

                   (a) 1996 divested product lines are Specialty Polymers
                       and Dearborn.
                   (b) 1997 divested product line is Specialty Polymers.

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